

CAPSTEAD

1Q 2014 | INVESTOR FACT SHEET

ABOUT US

Capstead is based in Dallas, Texas and is listed on the New York Stock Exchange (symbol CMO). Having been formed in 1985, we hold the distinction of being the oldest of the publicly-traded mortgage REITs.

We invest in a leveraged portfolio of residential mortgage pass-through securities consisting almost exclusively of relatively short-duration adjustable-rate mortgage ("ARM") securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac (together, the "GSEs") or by an agency of the federal government, Ginnie Mae. Duration is a common measure of market price sensitivity to interest rate movements and a shorter duration generally indicates less interest rate risk. Our investment strategy differentiates us from our peers because short-duration ARM securities reset to more current interest rates within a relatively short period of time allowing for:

- The recovery of financing spreads that typically contract during periods of rising interest rates, and
- Smaller fluctuations in portfolio values, and therefore book value, caused by changes in interest rates compared with portfolios that contain a significant amount of longer-duration ARM and fixed-rate mortgage securities.

Quality Assets

Agency-guaranteed residential mortgage securities are considered to have little, if any, credit risk, particularly given federal government support for Fannie Mae and Freddie Mac. These mortgage investments are highly liquid and can be financed with multiple funding providers through standard repurchase arrangements.

Conservatively Financed

We prudently leverage our portfolio to provide financial flexibility needed to successfully manage through periods of changing market conditions, and we have long-standing relationships with numerous lending counterparties. Our use of interest rate swap agreements helps further mitigate the effects of rising short-term interest rates.

Experienced Management in a Stockholder Friendly Structure

Our management team has over 90 years of combined mortgage finance industry experience. We are internally managed with low operating costs and a focus on performance-based compensation for our executive officers. This structure greatly enhances the alignment of management interests with those of our stockholders.



Long-term Investment Capital
(In millions)
Long-term Unsecured Borrowings
Preferred Stock Recorded Amount
Common Stock
$1,127
$1,393
$1,597
$1,466
$1,479
$100
$167
$1,212
10
11
12
13
14*
Portfolio Leverage*
$12.59 billion
$1.48 billion
8.52:1
Portfolio Leverage
Repurchase Arrangements and Similar Borrowings divided by Long-Term Investment Capital
Total Assets
(In millions)
$8,999
$12,845
$14,469
$14,016
$14,142
10
11
12
13
14*

*As of March 31, 2014



Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800
Dallas, Texas 75225-4404
www.capstead.com

CMO LISTED NYSE

1Q 2014 | INVESTOR FACT SHEET

FIRST QUARTER HIGHLIGHTS

- Generated earnings of $38.4 million or $0.37 per diluted common share.
- Raised common dividend 10% to $0.34 per common share.
- Financing spreads on residential mortgage investments increased five basis points to 1.30% with mortgage prepayments declining to a two-year low of 15.16% CPR.
- Book value ended the first quarter at $12.59 per common share, an increase of $0.12 from year end.
- Agency-guaranteed ARM portfolio and leverage ended the quarter largely unchanged at $13.53 billion and 8.52 times long-term investment capital, respectively.

QUARTERLY RESULTS

(In thousands, except per share data)	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013
Interest income	$ 59,506	$ 58,509	$ 46,691	$ 51,679	$ 58,580
Interest expense [a]	(17,529)	(17,513)	(17,881)	(18,871)	(20,590)
Net interest margin	41,977	40,996	28,810	32,808	37,990
Salaries and benefits	(1,132)	(1,058)	(1,017)	(886)	(1,001)
Annual incentive compensation	(540)	(1,353)	(1,333)	(326)	(554)
Long-term incentive compensation	(626)	(469)	(469)	(469)	(406)
Other general and administrative expense	(1,203)	(1,094)	(1,203)	(1,098)	(1,081)
Miscellaneous other revenue (expense)	(85)	(49)	(86)	(135)	(30)
	(3,586)	(4,023)	(4,108)	(2,914)	(3,072)
Net income	38,391	36,973	24,702	29,894	34,918
Net income per diluted common share	0.37	0.35	0.23	0.04	0.31
Core earnings per common share [b]				0.27	
Dividends per common share	0.34	0.31	0.31	0.31	0.31
Common shares outstanding (EOQ)	95,767	95,807	95,761	95,761	95,532

Analysts

Firm	Rating [c]
Compass Point Research	Neutral
Deutsche Bank	Hold
JMP Securities LLC	Market perform
KBW	Market perform
Maxim Group	Hold
RBC Capital Markets	Sector perform
Wells Fargo	Outperform
Wunderlich	Hold

Ownership

Institution	% of Shares Outstanding [d]
BlackRock Fund Advisors	9.29%
Vanguard Group Inc.	5.83%
WEDGE Capital Management LLP	4.23%
Thornburg Investment Management Inc.	3.93%
JP Morgan Asset Management	3.57%
American Century Investment Management Inc.	3.13%
Wells Capital Management Inc.	3.01%
Northern Trust Global Investments Ltd.	2.59%
SSgA Funds Management Inc.	2.27%
DePrince Race & Zollo Inc.	2.27%

Common Stock Information

NYSE Ticker: CMO
Price as of 5/6/14: $12.89
52-wk High/Low: $13.22 / $11.08
1Q Dividend: $0.34
Dividend yield: 10.6%
(based on annualized 1Q dividend)
1Q Avg Daily Vol: 980,976 shares

Series E Preferred Stock Information

NYSE Ticker: CMOPRE
Prices as of 5/6/14: $24.40
Redemption Preference: $25.00
Liquidation Preference: $25.00
Annualized Dividend: $1.875
Dividend yield: 7.7%

Continuous Offering and Stock Repurchase Programs

When conditions warrant, we make use of at-the-market, continuous offering programs to raise additional common and preferred equity capital. The common program was suspended with the October 2012 announcement of a $100 million common stock repurchase program.

Average Financing Spreads on Residential Mortgage Investments

(in basis points)



193
168
138
107
130
FY 10
FY 11
FY 12
FY 13
FY 14*

*Through March 31, 2014

(a) Includes interest charges on unsecured borrowings and earnings of related statutory trusts. These affiliates were dissolved in December 2013.

(b) With the issuance of our new 7.50% Series E preferred shares, and subsequent redemption of our existing preferred shares, cash dividends paid on preferred shares has been reduced on an annualized basis by $8.3 million, or nearly $0.09 per common share. Second quarter 2013 net income available to common stockholders reflects a short-term preferred capital "overhang" associated with the timing difference between the May 13, 2013 issuance of our Series E preferred shares and the June 13, 2013 redemption of our existing preferred shares as well as a one-time charge of $19.9 million associated with the payment of Series A and B redemption preference premiums. Core earnings per common share, a non-GAAP financial measure, excludes the effects of these items.

(c) As of May 6, 2014.

(d) % based on available filings as of May 6, 2014 and shares outstanding as of March 31, 2014.

Capstead Mortgage Corporation
8401 North Central Expressway • Suite 800 • Dallas, Texas 75225-4404
800.358.2323 • invrel@capstead.com • www.capstead.com